UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 ____________________

FORM 8-K

 ____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2016

 ____________________

SYMMETRY SURGICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36770	47-1523659
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

3034 Owen Drive

Antioch, Tennessee 37013

(Address of principal executive offices, including Zip Code)

(800) 251-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Merger Agreement

The Merger

On May 2, 2016, Symmetry Surgical Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Symmetry Surgical Holdings, Inc., a Delaware corporation (“Parent”), and Symmetry Acquisition Corp, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are beneficially owned by an affiliate of RoundTable Healthcare Partners. The Merger Agreement was unanimously approved by the Company’s Board of Directors (the “Board”) on May 2, 2016.

At the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by (i) the Company, Parent, Merger Sub or any direct or indirect subsidiary of any of the Company, Parent or Merger Sub immediately prior to the effective time of the Merger or (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive $13.10 in cash, without interest (the “Merger Consideration”).

Company stock-based awards, including restricted stock, will generally be cancelled and converted automatically into a right to receive the Merger Consideration upon completion of the Merger. All performance-based vesting criteria in respect of stock-based awards will generally be deemed earned at the target level of performance for purposes of calculating amounts payable.

Conditions to the Merger

Each party’s obligation to implement the Merger is subject to certain customary conditions, including, without limitation: (i) the affirmative vote of the holders of a majority of outstanding shares of the Company’s common stock to adopt the Merger Agreement (the “Stockholder Approval”), (ii) the expiration or early termination of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable antitrust and competition laws of other jurisdictions in connection with the Merger and receipt of any required approvals thereunder, (iii) the absence of any order issued or pending seeking to enjoin the Merger or any of the other transactions contemplated by the Merger Agreement, (iv) the truth and accuracy of the parties’ respective representations and warranties in the Merger Agreement (generally subject to certain materiality and other qualifiers, as set forth in the Merger Agreement), and (v) the performance of, and compliance with, the parties’ respective agreements and covenants under the Merger Agreement in all material respects.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties by Parent, Merger Sub and the Company. The Company has also entered into certain customary covenants in the Merger Agreement, including, without limitation, covenants regarding: (i) the conduct of the business prior to the effective time of the Merger; (ii) the filing of a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) within fifteen business days following the date of the Merger Agreement; and (iii) the calling and holding of a special meeting of stockholders of the Company for the purpose of obtaining the Stockholder Approval to be held no later than 45 days following effectiveness of the definitive proxy statement.

The Company is subject to a customary “no-shop” restriction, which prohibits the Company from, among other things, (i) soliciting, initiating, facilitating, assisting, inducing or knowingly encouraging any inquiry or the making of any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an acquisition proposal, (ii) participating or engaging in discussions or negotiations with respect to an acquisition proposal, and (iii) furnishing any non-public information relating to the Company or its subsidiaries or affording any access to the business, properties, assets, books, records or other non-public information or personnel of the Company or its subsidiaries with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an acquisition proposal.

Notwithstanding the foregoing, and subject to the Company’s compliance with the terms of the Merger Agreement, the no-shop restriction is subject to a “fiduciary-out” provision that permits the Company, under certain circumstances, to provide information to and participate in discussions or negotiations with any third party in respect of an alternative unsolicited acquisition proposal that either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. The Board is permitted to change its recommendation to stockholders due to an alternative acquisition proposal constituting a Superior Proposal. A “Superior Proposal” is an unsolicited bona fide acquisition proposal in writing that is fully financed or has fully committed financing that the Board determines in good faith is reasonably likely to be consummated in accordance with its terms on a timely basis and has terms more favorable to the Company’s stockholders from a financial point of view than those set forth in the Merger Agreement.

Termination

The Merger Agreement may be terminated by mutual written consent of Parent and the Company. The Merger Agreement also contains certain termination rights, including, among others, the right of either party to terminate if (i) the Merger shall not have been consummated by October 14, 2016 (the “End Date”), (ii) the Stockholder Approval is not obtained, (iii) the other party breaches a representation, warranty or covenant of such party under the Merger Agreement and such breach would result in the closing conditions not being satisfied or (iv) the Merger is illegal or otherwise prohibited by law.

The Merger Agreement provides that the Company must pay Parent a termination fee of $5.6 million if the Merger Agreement is terminated because (i) the Company breaches its obligations with respect to the no-shop restriction or with respect to filing of a proxy statement and calling of a special meeting of stockholders; (ii) the Board has authorized the Company to enter into a definitive agreement with respect to a Superior Proposal prior to obtaining the Stockholder Approval; (iii) the Board or any committee thereof makes an Adverse Recommendation Change or Intervening Event Change (each such term as defined in the Merger Agreement); (iv) the Board fails to publicly recommend against a tender or exchange offer relating to an acquisition proposal within five business days of such tender or exchange offer; (v) the Board fails to publicly reaffirm its recommending of the Merger following a request by Parent in writing after any acquisition proposal or any material modification to the Merger Agreement is commenced, publicly announced, distributed or disseminated to the Company’s stockholders or (vi) (A) the Company has not satisfied the closing condition requiring that it performs or complies in all material respects with all covenants to be performed or complied with by it or (B) the Stockholder Approval is not obtained by the Company and (1) there was an alternative acquisition proposal or intention to make such a proposal prior to termination and (2) prior to the first anniversary of the termination of the Merger Agreement, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any alternative acquisition proposal, or submits such a proposal to its stockholders for adoption. If the Merger Agreement is terminated because the Stockholder Approval is not obtained by the Company, but the termination fee is not payable by the Company pursuant to the terms described in clause (vi) above, the Company has agreed to pay the reasonable and documented out-of-pocket fees and expenses of Parent and Merger Sub up to a cap of $2.75 million. The Merger Agreement provides each party with a right to seek specific performance of the terms and provisions of the Merger Agreement, in addition to any other remedy to which such party may be entitled under the Merger Agreement.

The summary of the terms of the Merger Agreement is intended to provide information about the terms of the Merger. The terms and information in the Merger Agreement should not be relied on as disclosures about the Company without consideration of the entirety of public disclosure by the Company as set forth in all of its public reports with the SEC. The terms of the Merger Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger should events or circumstances change or be different from those stated in the representations and warranties. Circumstances may change from the state of affairs contemplated by the representations and warranties. The Company will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

The foregoing summary of the Merger Agreement is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Item 8.01 Other Events

Attached hereto as Exhibit 99.1 is a copy of the Company’s press release issued May 2, 2016 announcing the execution of the Merger Agreement. In addition, the Company prepared a stockholder Q&A for the Company's stockholders concerning the Merger, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of May 2, 2016, by and among Symmetry Surgical Holdings, Inc., Symmetry Acquisition Corp, Inc. and Symmetry Surgical Inc.
99.1	Press Release of Symmetry Surgical Inc., dated May 2, 2016.
99.2	Stockholder Q&A, dated May 2, 2016.

* The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any such schedules to the SEC upon request.

Important Additional Information and Where to Find It

In connection with the proposed merger, the Company plans to file a proxy statement and other documents with the SEC. The Company will make the proxy statement available to its stockholders. Investors are urged to read the proxy statement and other materials filed with the SEC when they become available, because they will contain important information about the Company and the proposed transactions. The definitive proxy statement and other documents filed by the Company with the SEC will be available free of charge at the SEC’s website (www.sec.gov) and from the Company. Requests for copies of the proxy statement and other documents filed by the Company with the SEC may be made by contacting Zack Kubow by phone at (646) 536-7020 or by email at zbukow@theruthgroup.com.

PARTICIPANTS IN THE SOLICITATION

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2016, which was filed with the SEC on March 1, 2016, and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 14, 2016. Certain directors, executive officers and other persons related to the Company may have direct or indirect interests in the transaction due to securities holdings, vesting of equity awards and the terms of their employment arrangements with the Company. Additional information regarding the participants in the solicitation of the Company’s stockholders will be included in the proxy statement.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Surgical Inc.

Date: May 2, 2016	By:	/s/ Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of May 2, 2016, by and among Symmetry Surgical Holdings, Inc., Symmetry Acquisition Corp, Inc. and Symmetry Surgical Inc.
99.1	Press Release of Symmetry Surgical Inc., dated May 2, 2016.
99.2	Stockholder Q&A, dated May 2, 2016.

* The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any such schedules to the SEC upon request.